Exhibit 99.2

First NBC Announces Appointment of Crowe Horwath as New Independent Auditor

New Orleans, LA., January 3, 2017 - First NBC Bank Holding Company (NASDAQ:FNBC) (“First NBC”) today announced that it has appointed Crowe Horwath LLP (“Crowe Horwath”) as its new independent auditor for the year ended December 31, 2016.

First NBC intends to work expeditiously with Crowe Horwath to finalize financial results for the third and fourth quarters of 2016 and complete the 2016 audit. The company will announce the time and date for the release of the results and a corresponding conference call as soon as practicable.

The company previously announced on November 2, 2016 preliminary unaudited financial results for the third quarter of 2016 for First NBC Bank, a wholly owned subsidiary of First NBC Bank Holding Company.

On September 2, 2016, First NBC announced that its previous independent auditor, Ernst & Young, had notified the company that it was declining to stand for re-appointment.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

First NBC Bank Holding Company Contacts:

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Scott Bisang / Matthew Gross, 212-355-4449